UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2003

SEABULK INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28732 (Commission File Number)	65-0966399 (IRS Employer Identification No.)

2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida (Address of principal executive offices)	33316 (Zip code)

Registrant’s telephone number, including area code (954) 523-2200

Item 5. Other Events and Regulation FD Disclosure

Seabulk International, Inc. (Nasdaq: SBLK) today reported a net loss of $1.6 million or $0.07 per diluted common share on revenues of $78.8 million for the quarter ended December 31, 2002. In the comparable 2001 period, when the Company had substantially fewer shares outstanding, it had a net loss of $10.4 million or $1.00 per diluted common share on revenues of $84.2 million. Included in the year-ago loss were charges of $5.5 million or $0.53 per diluted common share related to supplemental marine insurance premiums and the writedown of assets held for sale. Operating income in the current quarter was $5.9 million versus $3.2 million in the year-earlier period.

     For the twelve months ended December 31, 2002, the Company had a net loss of $38.9 million or $2.72 per diluted common share on revenues of $324.0 million. Excluding charges of $27.8 million or $1.95 per diluted common share related to the early extinguishment of debt in connection with the Company’s recapitalization, the net loss for the year was $11.0 million or $0.77 per diluted common share. In the prior year, ended December 31, 2001, the Company had a net loss of $12.0 million or $1.16 per diluted common share on revenues of $346.7 million. Operating income of $36.4 million in 2002 was down from the $49.1 million earned in 2001.

     “The fourth quarter saw a further falloff in the important Gulf of Mexico offshore vessel market, where we had an operating loss for the period, and this more than offset the impact of lower interest charges resulting from our recent recapitalization and another strong performance from our tanker business,” commented Chairman, President and Chief Executive Officer Gerhard E. Kurz. “In West Africa, where our fleet has been working at a high rate of utilization in an often harsh environment, we experienced significant downtime due to planned drydockings and required maintenance. We expect that these expenditures will, however, pay dividends as we go forward in 2003. We also expect the Gulf of Mexico market to gradually recover as high commodity prices and shrinking inventories of oil and natural gas trigger new drilling activity. As previously announced, we have installed new management in our offshore division and begun the process of fleet renewal by taking delivery in January of the Seabulk Africa, a state-of-the-art platform supply vessel (PSV), which has joined our fleet in West Africa. We have also taken delivery of two additional newbuilds – the Seabulk Nilar, a 3,900-horsepower PSV, and the Seabulk Badamyar, an anchor-handling tug/supply vessel – which we are chartering in on a bareboat basis with an option to purchase from the Labroy Group. The two chartered-in vessels are employed under long-term contracts with a major international customer for work in Southeast Asia,” Mr. Kurz concluded.

Results of Operations

     Revenues from Seabulk Offshore, the Company’s largest business with a fleet of 130 offshore energy support vessels, fell 11% in the quarter to $41.1 million from $46.4 million in the comparable 2001 period and accounted for 52% of total Company revenues. Contributing to the decline were lower day rates and utilization in the Gulf of Mexico and the disposal during the year of 17 vessels. Seabulk Offshore had an operating loss in the quarter of $1.8 million versus operating income of $6.6 million in the year-earlier period.

     For the full year ended December 31, 2002, Seabulk Offshore had revenues of $171.5 million and operating income of $10.2 million, compared with revenues of $191.2 million and operating income of $39.2 million in 2001.

     Supply boat day rates in the Gulf of Mexico averaged $5,252 for the quarter, essentially unchanged from the third quarter of 2002 but down significantly from $7,141 in the comparable 2001 period. In West Africa, where Seabulk Offshore has the industry’s second largest fleet, utilization was down as a result of drydockings and maintenance. Average day rates in West Africa also declined somewhat from the previous quarter. In the Middle East and Southeast Asia, where the Company operates a total of 36 vessels (compared to 50 in the Gulf of Mexico and 44 in West Africa), both day rates and utilization were generally higher, both sequentially and compared with the year-earlier period.

     For a complete breakdown of day rates and utilization by region for the Company’s offshore fleet, please see the accompanying charts.

     Revenues from Seabulk Tankers, the Company’s domestic marine transportation business, totaled $29.3 million in the quarter, or 37% of total Company revenues, and were unchanged from the year-earlier period. Operating income totaled $9.1 million versus $2.1 million in the 2001 quarter. Results in the 2001 quarter included the operations of the Company’s inland barge and shipyard business, which was subsequently divested.

     For all of 2002, Seabulk Tankers had revenues of $121.4 million and operating income of $34.7 million, compared with revenues of $122.1 million and operating income of $21.0 million in 2001. During the year, the Company benefited from four new time charters at higher rates and one 10-year bareboat charter. It also negotiated extensions through July 2010 on two existing time charters. With a fleet of 10 vessels, including five double-hulls, Seabulk Tankers is the largest independent owner of U.S.-flag, Jones Act product tankers.

     Seabulk Towing, which operates a fleet of 30 tugs in seven southeastern ports and the offshore Gulf of Mexico, had revenues of $8.3 million in the quarter, representing 11% of total Company revenues, compared with revenues of $8.5 million a year ago. Operating income of $1.1 million was down from $1.6 million in the year-earlier period. For the full year, Seabulk Towing had revenues of $31.1 million and operating income of $4.5 million versus revenues of $33.5 million and operating income of $6.2 million in 2001. Slower traffic in certain ports and a lack of offshore towing opportunities contributed to the revenue decline, which was partially offset by expense reductions.

     With a fleet of 170 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit us on the Web at www.seabulkinternational.com.

     This press release includes “forward-looking” information. Forward-looking information includes any statements regarding our expected results of operations, business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Forms 10-K, 10-K/A, 10-Q and 10-Q/A that we have filed with the Securities and Exchange Commission.

Seabulk International, Inc.

Highlights of Operations (Unaudited)
($ millions except per share)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31

	2002	2001	2002	2001

Revenue	$78.8	$84.2	$324.0	$346.7
Operating Expenses (1)	46.2	54.5	182.6	199.3
General & Administrative	10.0	8.6	38.7	37.0
Depreciation	10.7	11.4	43.7	45.2
Drydocking	6.0	5.0	22.7	14.7
Writedown of Assets Held for Sale (2)	—	1.4	—	1.4
Income from Operations	5.9	3.2	36.4	49.1
Net Interest Expense	(7.8)	(13.3)	(44.2)	(55.7)
Other Income (Expense)	(0.1)	—	1.4	(0.2)
Loss before Taxes	(2.0)	(10.1)	(6.4)	(6.8)
Provision for Taxes (3)	(0.4)	0.3	4.6	5.2
Loss before Extraordinary Item	(1.6)	(10.4)	(11.0)	(12.0)
Loss per Share before Extraordinary Item (4)	(0.07)	(1.00)	(0.77)	(1.16)
Loss on Early Exiting of Debt (5)	—	—	(27.8)	—
Loss per Share on Early Exiting of Debt	—	—	(1.95)	—
Net Loss	(1.6)	(10.4)	(38.9)	(12.0)
Net Loss per Share (4)	(0.07)	(1.00)	(2.72)	(1.16)
Average Shares Outstanding (000) (4)	23,096	10,412	14,277	10,277

(1)	Includes a charge of approximately $4.1 million in the fourth quarter of 2001 in connection with supplemental marine insurance premiums.

(2)	Represents loss of $1.4 million in the fourth quarter of 2001 on the planned disposal of the Company’s inland barge and shipyard business.

(3)	Includes in the fourth quarter of 2002 the anticipated refund of approximately $1.5 million in taxes paid in a prior year.

(4)	All per share and share amounts are stated on a diluted basis.

(5)	Includes in the third quarter of 2002 (a) the write-off of approximately $9.7 million of deferred financing costs related to the Company’s previous credit facility and 12 1/2% Senior Secured Notes, and (b) a loss of approximately $18.1 million on the redemption of the 12 1/2% Senior Secured Notes.

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended Dec. 31, 2002

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)
Vessels(2)	21	—	28	2
Laid-Up	—	—	—	1
Fleet Utilization	65%	—	65%	—
Day Rate	$5,252	—	$2,315	—

West Africa
Vessels(2)	30	4	6	1
Fleet Utilization	79%	71%	68%	—
Day Rate	$7,316	$5,891	$2,878	—

Middle East
Vessels(2)	6	7	7	5
Laid-Up	—	—	—	1
Effective Utilization(3)	86%	71%	95%	57%
Fleet Utilization	86%	71%	95%	43%
Day Rate	$3,684	$3,991	$1,666	$4,197

Southeast Asia
Vessels(2)	8	—	—	2
Fleet Utilization	61%	—	—	—
Day Rate	$6,484	—	—	—

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended September 30, 2002

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)
Vessels(2)	21	—	31	2
Laid-Up	—	—	—	1
Fleet Utilization	63%	—	62%	—
Day Rate	$5,581	—	$2,530	—

West Africa
Vessels(2)	30	5	6	1
Laid-Up	—	1	—	—
Effective Utilization(3)	80%	87%	76%	—
Fleet Utilization	80%	70%	76%	—
Day Rate	$7,787	$6,234	$2,976	—

Middle East
Vessels(2)	6	8	8	5
Laid-Up	—	1	1	1
Effective Utilization(3)	92%	49%	88%	65%
Fleet Utilization	92%	43%	77%	49%
Day Rate	$3,496	$4,556	$1,646	$4,181

Southeast Asia
Vessels(2)	8	—	—	2
Fleet Utilization	66%	—	—	—
Day Rate	$5,584	—	—	—

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended Dec. 31, 2001

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other

Domestic(1)
Vessels(2)	26	—	32	1
Bareboat-Out(4)	—	—	—	1
Laid-Up	—	—	—	1
Effective Utilization(3)	63%	—	72%	—
Fleet Utilization	63%	—	72%	—
Day Rate	$7,141	—	$2,928	—

West Africa
Vessels(2)	27	4	6	1
Laid-Up	—	1	—	—
Effective Utilization(3)	76%	86%	80%	—
Fleet Utilization	76%	64%	80%	—
Day Rate	$7,829	$8,041	$3,358	—

Middle East
Vessels(2)	6	8	8	5
Laid-Up	—	1	1	1
Effective Utilization(3)	81%	60%	86%	64%
Fleet Utilization	81%	53%	76%	48%
Day Rate	$3,121	$4,937	$1,671	$3,986

Southeast Asia
Vessels(2)	7	—	6	2
Laid-Up	—	—	—	—
Fleet Utilization	69%	—	51%	—
Day Rate	$5,285	—	$1,674	—

Note: Day rates are based on recorded revenue, vessel count and utilization. Day rates and utilization are not disclosed for categories with a limited number of vessels.

(1)	The Domestic category consists of vessels operating in the United States, the Gulf of Mexico and the Caribbean.

(2)	Held-for-sale vessels are excluded from these charts.

(3)	Effective utilization excludes laid-up vessels.

(4)	Bareboat-out and joint venture chartered vessels are not included in the day rate and utilization statistics.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABULK INTERNATIONAL, INC.

By: /s/ ALAN R. TWAITS

ALAN R. TWAITS Senior Vice President, General Counsel and Secretary
April 2, 2003